UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2010
CADENCE DESIGN SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15867	77-0148231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5 San Jose, California (Address of Principal Executive Offices)	95134 (Zip Code)
(408) 943-1234
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On January 14, 2010, Cadence Design Systems, Inc. (“Cadence”) commenced a restructuring plan. Upon completion of the restructuring plan, Cadence expects to achieve annual operating expense savings of approximately $19 million, through a combination of workforce and other expense reductions.
Cadence expects to eliminate approximately 120 full-time positions. Cadence expects to record a restructuring charge of approximately $11 million to $15 million pre-tax, approximately $10 million to $12 million of which will be recorded in the fourth quarter of 2009. Substantially all of the restructuring charge is for employee-related costs and costs related to facilities reduction that will result in future cash expenditures. Because of varying regulations in the jurisdictions and countries in which Cadence operates, these workforce reductions will be realized over a period of time and are expected to be completed by the end of fiscal 2010.
Cadence expects that substantially all of the estimated restructuring plan-related annual operating expense savings will be offset by increased costs in connection with developing and enhancing its product technologies.
The statements above include forward-looking statements based upon current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. As such, readers are cautioned not to put undue reliance on these forward-looking statements, which are subject to a number of risks, uncertainties and other factors, including, among others, those that we have identified in our most recent Annual Report on Form 10-K for the year ended January 3, 2009 and Quarterly Report on Form 10-Q for the period ended October 3, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 15, 2010

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ Kevin S. Palatnik
Kevin S. Palatnik
Senior Vice President and Chief Financial Officer